March 7, 2018
Mr. Chris Ahern
4 Pistoria Ln
Ladera Ranch, CA 92694

Re: Employment Agreement
Dear Chris:
This letter agreement (“Agreement”) sets forth the terms of your employment with ZAGG Inc, a Delaware corporation (“ZAGG” or the “Company”), effective as of March 7, 2018 (the “Effective Date”). Excluding the Change of Control Addendum between you and the Company dated January 5, 2017, this Agreement amends and restates in its entirety any prior employment understanding or agreement between you and the Company or any other entity which is controlled by the Company (each an “Affiliate”).
1.    Position and Duties. You shall continue to be employed by the Company as the CEO of ZAGG. In such position, you have the duties and authority consistent with the duties and authority of a CEO of a public company in the mobile accessories industry of a size comparable to ZAGG. In addition, you may be asked from time to time to serve as a manager, director or officer of one or more of the Company’s Affiliates, without further compensation. Your employment with the Company shall be on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, judgment, energy and skill exclusively to the advancement of the business interests of the Company and its Affiliates and to fully discharge your duties and responsibilities for them. You shall report directly to the Company’s Board of Directors. Your principal place of employment will be at the Company’s headquarters in or around Midvale, Utah.
2.    Term of Employment. Your employment at the Company commenced as of the date of your hire (the “Hiring Date”). Your employment has remained and shall remain “at-will” and either you or the Company may terminate your employment at any time, with or without cause, subject to the provisions of Paragraphs 4, 5 and 6 below.
3.    Compensation. The Compensation Addendum attached hereto as Exhibit A describes certain components of your compensation for the 2018 fiscal year. Annually thereafter during the term of your employment you will be provided with a new Compensation Addendum which will set forth the elements of your compensation for the applicable fiscal year as approved by the Compensation Committee of the Board of Directors of the Company. After you receive and sign or otherwise agree to, including by continuing your employment with the Company, the compensation terms set forth in such subsequent versions of the Compensation Addendum, such terms shall be deemed incorporated herein by reference. You will be compensated for your services to the Company and its Affiliates, subject to your full performance of your obligations hereunder, as described in the applicable Compensation Addendum, as follows:
(a)    Base Salary: Your annual base salary (“Base Salary”) is set forth in the Compensation Addendum and is prorated for any partial calendar year.
(b)    Target Performance Cash Potential (STI): Your Target Performance Cash Potential is described in the Compensation Addendum. Each calendar year, the Compensation Committee will determine whether to provide an annual Target Performance Cash Potential, the metrics which must be achieved to receive the Target Performance Cash Potential and the amounts to be paid in connection with the achievement or partial achievement of any Target Performance Cash Potential. Unless otherwise expressly set forth in the Compensation Addendum for any applicable fiscal year, (i) the earned portion of the Target Performance Cash Potential will be paid no more than 90 days after the close of the fiscal year, (ii) the Company reserves the right to amend, change, or cancel any Target Performance Cash Potential arrangement in its sole discretion and (iii) you must be employed through the date the Target Performance Cash Potential is paid in order to be eligible to receive it.
(c)    Target Performance Equity Potential (LTI): Your Target Performance Equity Potential is described in the Compensation Addendum. Each calendar year, the Compensation Committee will determine whether to provide an annual Target Performance Equity Potential, the metrics which must be achieved for you to receive the Target Performance Equity Potential and the equity amount you will receive in connection with the achievement or partial achievement of any Target Performance Equity Potential. Unless otherwise expressly set forth in the Compensation Addendum for any applicable fiscal year, (i) the earned portion and/or vesting of any Target Performance Equity Potential for the fiscal year will be determined no more than 90 days after the close of that fiscal year, (ii) the Company reserves the right to amend, change, or cancel any Target Performance Cash Potential arrangement in its sole discretion and (iii) you must be employed through the date such Target Performance Equity Potential vests in order to be eligible to receive it.
(d)    Other Compensation: Other types of cash or equity compensation (e.g., time-based stock grants) may, in the discretion of the Compensation Committee, be described in the Compensation Addendum. The metrics associated with earning the other compensation described in the Compensation Addendum, or greater or lesser amounts if any, shall be set forth in the applicable Compensation Addendum. Unless otherwise expressly set forth in the Compensation Addendum for any applicable fiscal year, you must be employed through the date such other compensation vests in order to be eligible to receive it.
(e)    Benefits: You will have the right, on the same basis as other similarly-situated employees of the Company, to participate in and to receive benefits under any applicable medical, disability or other group insurance plans, as well as under the Company’s business expense reimbursement and other employee benefit plans or policies, except to the extent that such plans are duplicative of benefits otherwise provided for in this Agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law, including without limitation, applicable tax rules. You will accrue paid vacation in accordance with the Company’s vacation policy. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
(f)    Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
4.    Voluntary Termination. In the event that you voluntarily resign from your employment with the Company or any of its Affiliates without Good Reason (as defined in Paragraph 5) or in the event that your employment terminates as a result of your death or Disability (as defined in Paragraph 6(c)), you will be entitled to no compensation or benefits from the Company other than those earned and vested under Paragraph 3 through the date of your termination. You agree that if you voluntarily terminate your employment with the Company without Good Reason, you will provide the Company with reasonable written notice of your resignation. The Company may, in its sole discretion, elect to waive all or any part of such notice period and accept your resignation at an earlier date.
5.    Resignation for Good Reason. During the twelve (12) month period after the Effective Date, you may terminate your employment for Good Reason within thirty (30) days of the event constituting Good Reason by delivering to the Company a notice specifying that you are terminating your employment for Good Reason, setting forth in reasonable detail the facts and circumstances you claim give you Good Reason, and giving the Company thirty (30) days to cure the circumstances you claim give you Good Reason. If you deliver such a notice and the Company fails to cure the circumstances you claim give you Good Reason within thirty (30) days resulting in a Separation (as defined in Paragraph 6(c)) then the Company shall pay you the same Severance Pay (as defined below) and premiums to continue your group health insurance coverage under COBRA you would have received if your employment had been terminated without cause pursuant Paragraph 6(b) of this Agreement, plus reasonable expenses incurred by the end of the second calendar year following the year in which your termination of employment occurred to move your family back to Ireland, provided however, that you must sign a general release of known and unknown claims in a form satisfactory to the Company in order to receive such severance. For purposes of this Agreement, “Good Reason” shall mean any of the following events if effected by the Company without your consent within twelve (12) months after the Effective Date: (i) a change in your position with the Company which materially diminishes your duties, responsibilities, or authority; (ii) a material diminution of your Base Salary; (iii) following your relocation to Utah, a subsequent relocation of your principal place of employment by more than forty (40) miles; (iv) a material breach of this Agreement by the Company which remains uncured after reasonable notice and an opportunity to cure; or (v) the Company’s failure to secure the written assumption of its material obligations under this Agreement from any successor to the Company.
6.    Other Termination. Your employment may be terminated under the circumstances set forth below.
(a)    Termination for Cause: If your employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned and vested under Paragraph 3 through the date of your termination for cause. For purposes of this Agreement, a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information resulting in damage to the Company; (iii) any action or inaction by you which has a material detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform any assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including any plea of guilty or no contest) of a felony, or of any other criminal act if that act impairs your ability to perform your duties under this Agreement or (vi) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. For purposes of this paragraph only, “Company” shall mean ZAGG and its Affiliates.
(b)    Termination Without Cause: As indicated above, your employment by the Company is “at will.” If a Separation occurs because your employment is terminated by the Company without cause (and not as a result of your death or Disability), and if you sign a general release of known and unknown claims in form satisfactory to the Company, you will receive severance payments (“Severance Pay”) as described below. If your employment is terminated without cause you will receive Severance Pay in an amount equal to twelve (12) months of your Base Salary in effect on the date of Separation paid in accordance with the Company’s normal payroll schedule after the date of your Separation. The Company will deliver the form of release to you within thirty (30) days after your Separation. You must execute and return the release within the period set forth in the prescribed form. The Severance Pay will commence on the first payroll period at least sixty (60) days after your termination of employment if you timely return the signed release. During the applicable severance period, the Company will also pay the premiums to continue your group health insurance coverage under COBRA if you are eligible for COBRA and have elected continuation coverage under the applicable rules. However, the Company’s COBRA payment obligations shall immediately cease to the extent you become eligible for group health benefits from a subsequent employer.
(c)    Definition of Separation. For purposes of this Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, “Disability” means (i) your inability, by reason of physical or mental illness or other cause, to perform your duties hereunder on a full‑time basis for a period of 90 days in any one year period, or (ii) in the discretion of the Board, as such term is defined in any disability insurance policy in effect at the Company during the time in question.
(d)    Commencement of Payments. For purposes of Section 409A of the Code, each salary continuation payment under Paragraph 5 or 6(b) above is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Paragraph 5 or 6(b) above, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.
7.    Confidential and Proprietary Information. As a condition of your continued employment, you must sign the current version of the ZAGG Confidentiality, Non-Competition and Inventions Agreement, a copy of which is attached to this Agreement, governing non-competition, employee confidentiality, and assignment of inventions agreement.
8.    Severability. If any provision of this Agreement is deemed invalid, illegal or unenforceable, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected.
9.    Assignment. In view of the personal nature of the services to be performed under this Agreement by you, you cannot assign or transfer any of your obligations under this Agreement.
10.    Entire Agreement. This Agreement and the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company regarding your employment, whether written or oral.
11.    Modification. This Agreement may only be modified or amended by a supplemental written agreement signed by you and an authorized representative of the Company.
12.    Governing Law. This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the State of Utah, without regard to conflict of laws principals.
13.     Dispute Resolution. All disputes and controversies arising out of or in connection with this Agreement, or your employment with the Company shall be resolved exclusively by the state and federal courts located in Salt Lake County in the State of Utah, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment.
14.    Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT BY THE COMPANY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS PARAGRAPH AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
15.    Attorneys’ Fees. The prevailing party in any arbitration, court action or other adjudicative proceeding arising out of or relating to this Agreement or Employee’s employment with the Company shall be reimbursed by the party who does not prevail for the prevailing party’s reasonable attorneys’, accountants’, and experts’ fees and for the costs of such proceeding(s). The provisions set forth in this Paragraph shall survive the merger of these provisions into any judgment.
16.    Paragraph Headings. The paragraph headings of this Agreement are inserted only for convenience and in no way define, limit, or describe the scope or intent of this Agreement nor affect its terms and provisions.
17.    Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and no provision of this Agreement shall be construed against either party as the drafter thereof. This Agreement is intended to be written, administered, interpreted, and construed in a manner such that no payment or benefits provided under the Agreement become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code, or (ii) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, "Section 409A Penalties"), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.
18.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.
19.     Indemnification. Concurrent with the execution and delivery of this Agreement, Employee and the Company will enter into an Indemnity Agreement
20.    Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the parties’ agreement regarding the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein. To the extent that the terms of any prior agreement between the parties are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.
21.    EMPLOYEE ACKNOWLEDGEMENT. YOU HAVE HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAVE OBTAINED AND CONSIDERED THE ADVICE OF SUCH LEGAL COUNSEL TO THE EXTENT YOU DEEM NECESSARY OR APPROPRIATE. YOU HAVE READ AND UNDERSTAND THE AGREEMENT, ARE FULLY AWARE OF ITS LEGAL EFFECT, AND HAVE ENTERED INTO IT FREELY BASED ON YOUR OWN JUDGMENT AND NOT BASED ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.
Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.
ZAGG INC.
By: /S/CHERYL A. LARABEE
Cheryl A. Larabee
Title: Chairman of the Board

Accepted and agreed this 7th day of March, 2018:
EMPLOYEE:
/S/CHRIS AHERN
Chris Ahern